EXHIBIT 99.1


                                                                  [COMPANY LOGO]
FOR IMMEDIATE RELEASE

                MICROTEK MEDICAL HOLDINGS REPORTS FOURTH QUARTER
                              AND FULL YEAR RESULTS

                   NET PRODUCT SALES FOR FY 2003 INCREASED BY
                     15.8% OVER PRIOR YEAR TO $98.7 MILLION

               RELEASES REVENUE AND EARNINGS FORECASTS FOR FY 2004

COLUMBUS,  MS,  February 24, 2004 - Microtek  Medical  Holdings,  Inc.  (Nasdaq:
MTMD), a leading manufacturer and marketer of infection control products, fluid control products and safety products to healthcare professionals, today announced its results for the fourth quarter and twelve months ended December 31, 2003.

Highlights from the fourth quarter and full year of 2003 are as follows:

     o Fourth quarter 2003 net product sales increased by 21.5 percent over the same 2002 quarter to $26.5 million.
     o Full year 2003 net product sales increased by 15.8 percent over 2002 to $98.7 million.
     o    Gross  margin  and  operating   margin   demonstrated   year-over-year
          improvements.
     o Fourth quarter 2003 net income was $5.7 million or $0.13 per diluted share, including non-cash benefits of $3.9 million or $0.09 per diluted share from the decrease in the Company's allowance for its deferred tax assets.
     o Full year 2003, net income was $16.0 million, or $0.37 per diluted share, including non-cash benefits of $8.8 million, or $0.20 per diluted share from the decrease in the Company's valuation allowance for its deferred tax assets.

     o The Company broadened its proprietary product offerings and expanded its distribution capabilities through the acquisition of Plasco, Inc. completed effective November 1, 2003.

FOURTH QUARTER AND FULL YEAR RESULTS

For the quarter ended December 31, 2003, net revenues increased 19.5 percent to $26.5 million versus $22.1 million in the same quarter last year and $24.3 million in the third quarter of 2003. Net product sales (which are net revenues excluding licensing revenues) in the fourth quarter of 2003 increased by $4.7 million, or 21.5 percent, over the fourth quarter of 2002. Included in fourth quarter 2003 net product sales is approximately $1.1 million from the recently acquired Plasco division.

Net income and earnings per diluted share for the fourth quarter of 2003 were $5.7 million or $0.13, respectively, compared to $4.8 million or $0.11, respectively, for the fourth quarter of 2002. Included in the fourth quarter 2003 earnings was approximately $3.9 million, or $0.09 per diluted share, related to the decrease in the Company's valuation allowance for its deferred tax assets, primarily as it relates to its net operating loss carryforwards ("NOL's"). The decrease in the Company's valuation allowance for its deferred tax assets in the fourth quarter of 2002 was approximately $3.5 million, or $0.08 per diluted share. Excluding these valuation allowance benefits, the Company's net income increased in the fourth quarter of 2003 by approximately $437 thousand or 33.4 percent, as compared to the fourth quarter of 2002.

For the year ended December 31, 2003, the Company's net revenues reached $98.7 million, as compared to net revenues of $86.7 million in 2002, a 13.9 percent increase. Net product sales for 2003 increased by approximately 15.8 percent over 2002. Net income and earnings per diluted share for 2003 were $16.0 million or $0.37, respectively, versus $8.4 million or $0.20, respectively, in 2002. Included in earnings for 2003 is approximately $8.8 million, or $0.20 per diluted share, related to the decrease in the Company's valuation allowance for its deferred tax assets and a gain of approximately $982 thousand, or $0.02 per diluted share, from the sale of certain of the Company's non-strategic safety products during the third quarter of 2003. The decrease in the Company's valuation allowance for its deferred tax assets in 2002 was approximately $3.5 million, or $0.08 per diluted share. Excluding these valuation allowance benefits and the gain from the sale of non-strategic safety products, the Company's earnings in 2003 increased by more than 25 percent to $0.15 per diluted share from $0.12 per diluted share in 2002.

Dan R. Lee, the Company's President and Chief Executive Officer, commented, "We achieved solid revenue growth in 2003, and the fourth quarter of 2003 marks the Company's twelfth consecutive quarter of profitability. Microtek has delivered solid growth due to our efficient manufacturing processes, proprietary products and extensive distribution channels. In 2003, we exhibited growth in each of our principal product lines, except our safety product line which was impacted by the sale of a portion of that line in September 2003, and across all of our distribution channels. OEM revenues, which fell behind 2002 levels during the first quarter, rebounded during the fourth quarter with a 23 percent increase over the fourth quarter of 2002. For the full year of 2003, OEM revenues increased by more than eight percent over 2002. The Company's domestic branded hospital sales increased by 12 percent during the fourth quarter of 2003 and by 11 percent for the full year. Not included in these growth rates is approximately $1.1 million in revenues from the acquisition of Plasco on November 1, 2003. Together, the growth in Microtek OEM and domestic branded hospital revenues and revenues from the Plasco acquisition bring Microtek's domestic revenues in 2003 to approximately $80 million, an increase of approximately 12 percent over 2002. International revenues also demonstrated double-digit revenue growth in the fourth quarter and full year periods of 15 percent and 13 percent, respectively. Net product sales of the Company's OTI division were $1.2 million in the fourth quarter of 2003 and $5.5 million for the full year, increases of 18.6 percent and 193.1 percent over the same 2002 periods."

Mr. Lee continued, "In addition to strong revenue growth, we also experienced improved gross margins and operating margins during 2003. This is a notable achievement considering that we made planned investments in sales and marketing during the year to promote our brand, strengthen our distribution channels and improve our market position for the long-term."

For the fourth quarter of 2003, the Company's  gross profit margin  increased to
40.9 percent, as compared to 38.3 percent in the fourth quarter of 2002. Gross profit margins for the full year of 2003 of 39.7 percent increased slightly from
39.4 percent in 2002. The fourth quarter and full year of 2002 benefited from licensing revenues of $357 thousand and $1.4 million, respectively, which had no associated costs. Excluding licensing revenues in the 2002 periods, the gross profit margin improvement in the fourth quarter and full year of 2003 was approximately 3.6 percentage points and 1.4 percentage points, respectively. These improvements are attributable to the effect of leveraging higher net revenues on our existing manufacturing infrastructures and efficiency and utilization improvements realized in 2003.

Operating expenses for the fourth quarter of 2003 were $9.0 million, or 34.0 percent of net product sales, as compared to $7.1 million, or 32.6 percent of net product sales in the fourth quarter of 2002. For the full year of 2003, operating expenses were $32.6 million, or 33.1 percent of net product sales, as compared to $28.5 million, or 33.5 percent of net product sales, in 2002. The increases in the absolute dollar amount of operating expenses in fourth quarter and full year of 2003 resulted from higher selling, general and administrative expenses ("SG&A expenses"), primarily due to the Company's additional investment in branded sales and marketing and higher distribution and other variable selling costs. SG&A expenses were $8.7 million or 32.8 percent of net product sales in the fourth quarter of 2003, compared to $6.8 million or 31.4 percent of net product sales for the fourth quarter of 2002. For the full year of 2003, SG&A expenses were $31.3 million, or 31.7 percent of net product sales, versus $27.3 million, or 32.1 percent of net product sales in 2002.

The Company's balance sheet remains strong with cash and investments totaling $9.5 million at December 31, 2003, and a strong current ratio (current assets divided by current liabilities) of 5.5 to 1. The Company's borrowings under its revolving credit facility amounted to $7.2 million and additional available borrowings totaled approximately $7.9 million at December 31, 2003.

During the quarter, the Company repurchased a total of 19 thousand shares under its current share repurchase authorization bringing the total shares repurchased in 2003 to 274 thousand shares at an average price of $2.72 per share. Approximately 1.3 million shares have been repurchased since the inception of the program. The Company's current share repurchase program, as amended in December 2003, provides for the repurchase of approximately 658 thousand shares of additional stock and extends through December 31, 2004.

Mr. Lee stated, "Our results for 2003 are generally consistent with our expectations, except for the non-cash increase in the income tax benefit related to a larger than anticipated decrease in the valuation allowance for NOL's during the fourth quarter. At December 31, 2003, we assessed the future realizability of our Federal NOL's, considering among other things management's forecast of taxable income in future periods during which those NOL's may be utilized. In accordance with generally accepted accounting principles and based on currently available information, the Company's valuation allowance was adjusted to reflect management's best estimate of the tax benefit that will be realized from the utilization of these NOL's prior to their expiration. This resulted in a decrease in the valuation allowance of approximately $8.8 million, or $0.20 per diluted share. We had previously estimated that this adjustment would be approximately $0.15 per diluted share. This increase resulted from a combination of an increase in our actual 2003 taxable income over our earlier expectations and increases in forecasted utilization of the Company's tax benefits. Going forward, we will evaluate the reasonableness of the remaining valuation allowance on our deferred tax assets and will make adjustments to the valuation allowance as circumstances indicate."

Mr. Lee continued, "Excluding the effect of any possible future acquisitions, we believe that our revenues for 2004 will be in the range of $115 million to $120 million, and we believe income from operations in 2004 will increase by more than 30 percent over 2003. Additionally, we believe that our earnings for 2004 will be in the range of $0.19 to $0.22 per diluted share. Our forecasted earnings exclude any non-cash benefits which may be recorded in 2004 from decreases in the Company's valuation allowance for deferred tax assets. Decreases in the valuation allowance are recorded as a deferred tax benefit on our statement of operations, which consequently causes a non-cash increase in our net income. Because our valuation allowance at December 31, 2003 takes into account our current risk-adjusted forecast of our taxable income over more than the next 10 years, we currently do not expect to record any material changes to our valuation allowance in 2004 and, consequently, do not currently expect any material change in our forecasted 2004 earnings as a result of changes in our valuation allowance. Changes in this valuation allowance are subject to judgments about unknown future events, so future developments could have a significant effect on the amount of our valuation allowance and, consequently, a non-cash effect on our net income."

Mr. Lee concluded, "Our forecasted earnings of $0.19 to $0.22 per diluted share for 2004 compare favorably to earnings of $0.15 per diluted share in 2003, excluding the $8.8 million in valuation allowance benefits and one-time gain of $982 thousand. We will continue to focus on organic growth in our product lines through innovation and expanding our distribution channels, and we will seek to maintain our strong financial position with direct focus on our favorable cash position, modest debt and sound working capital. Additionally, we will continue to seek strategic acquisitions which complement our goal of being a market leader in the design, manufacture and marketing of a wide range of innovative, high-quality products for infection and fluid control and for the enhancement of patient and healthcare professionals' safety."

CONFERENCE CALL: The Company invites its shareholders and other interested parties to join its conference call which will be conducted by Dan R. Lee, President and Chief Executive Officer, and Jerry Wilson, Chief Financial Officer, at 4:30 p.m. Eastern Time on February 24, 2004. This conference call will be accessible to the public by calling 1-877-407-9210 (U.S.), Reference:
Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins.

To access the live broadcast of the call over the Internet, go to Investor Relations page at www.MicrotekMed.com.

A conference call replay will be available through 11:59 p.m. Eastern Time on March 1, 2004 and can be accessed by calling 1-877-660-6853 (U.S.) or 1-201-612-7415 (international); for both reference conference call account #1628, Conference ID #93422.

ACTUAL RESULTS COULD DIFFER FROM FORWARD-LOOKING STATEMENTS: This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the Company's forecasted revenues, forecasted increase in income from operations and forecasted earnings per diluted share for 2004, the Company's ability to continue to focus on organic growth in its product lines through innovation and expanding its distribution channels, the Company's ability to maintain its strong financial position with direct focus on its favorable cash position, modest debt and sound working capital, and the Company's ability to consummate strategic acquisitions that complement the Company's goal of being a market leader in the design, manufacture and marketing of a wide range of innovative, high-quality products for infection and fluid control and for the engagement of patient and healthcare professionals' safety. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. These risks include, without limitation, those identified in Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, including, without limitation, the risks described in Risk Factors under the captions "-History of Net Losses", "-Reliance upon Microtek", "-Competition", "-Product Liability", "-Stock Price Volatility", "-Dependence on Key Personnel", "-Anti-takeover Provisions", "-Low Barriers to Entry for Competitive Products", "-Potential Erosion of Profit Margins", "-Risks of Completing Acquisitions", "-Small Sales and Marketing Force", "-Reliance upon Distributors", "-Microtek Regulatory Risks", "-Risks of Obsolescence", "-Reduced OREX Market Potential", " OREX Commercialization Risks", "-OREX Manufacturing and Supply Risks", "-Risks Affecting Protection of Technology", "-Risks of Technological Obsolescence" and "-OTI Regulatory Risks". We do not undertake to update our forward-looking statements to reflect future events or circumstances.

ABOUT MICROTEK: The Company, a market leader in the healthcare industry, develops, manufactures and sells infection control products, fluid control products and safety products to healthcare professionals for use in environments such as operating rooms and outpatient surgical centers.



FOR MORE INFORMATION, PLEASE CALL (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations
InvestorRelations@MicrotekMed.com

                                -TABLES FOLLOW -


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

                                                    MICROTEK MEDICAL HOLDINGS, INC.
                                                    Unaudited Financial Highlights


                                                              THREE MONTHS ENDED                       TWELVE MONTHS ENDED
(in thousands, except per share data)                             DECEMBER 31                              DECEMBER 31
                                                     --------------------------------------    -------------------------------------
                                                           2003                 2002                 2003                2002
                                                     -----------------    -----------------    -----------------    ----------------
     Net product sales                                $        26,462      $        21,780      $        98,664      $       85,228
     Licensing revenues                                             -                  357                    -               1,427
                                                     -----------------    -----------------    -----------------    ----------------
                  Net revenues                                 26,462               22,137               98,664              86,655
                  Gross profit                                 10,828                8,472               39,216              34,101
     Operating expenses:
        Selling, general and administrative                     8,670                6,830               31,261              27,326
        Research and development                                  227                  164                  940                 736
        Amortization of intangibles                               113                  114                  440                 456
                                                     -----------------    -----------------    -----------------    ----------------
           Total operating expenses                             9,010                7,108               32,641              28,518
                                                     -----------------    -----------------    -----------------    ----------------
                    Income from operations                      1,818                1,364                6,575               5,583
     Interest expense, net                                        (45)                 (21)                (179)               (429)
     Gain on sale of product line                                   -                    -                  982                   -
     Other income, net                                             56                   15                  135                  89
                                                     -----------------    -----------------    -----------------    ----------------
                    Income before income taxes                  1,829                1,358                7,513               5,243
     Current tax expense - state and foreign                      (81)                 (47)                (301)               (332)
     Deferred tax benefit                                       3,930                3,503                8,811               3,503
                                                     -----------------    -----------------    -----------------    ----------------
                    Net income                        $         5,678      $         4,814      $        16,023      $        8,414
                                                     =================    =================    =================    ================
     Net income per share:
        Basic                                         $          0.13      $          0.11      $          0.38      $         0.20
                                                     =================    =================    =================    ================
        Diluted                                       $          0.13      $          0.11      $          0.37      $         0.20
                                                     =================    =================    =================    ================
     Weighted average shares outstanding:
         Basic                                                 42,490               42,024               42,206              42,125
         Diluted                                               44,016               42,398               43,251              42,789

     BALANCE SHEET DATA:                               DECEMBER 31          DECEMBER 31
                                                           2003                 2002
                                                     -----------------    -----------------
     Cash and cash equivalents                        $         9,462      $         9,823
     Other current assets                                      54,749               41,757
        Total current assets                                   64,211               51,580
        Total assets                                          118,299               96,696
                                                     =================    =================
     Current liabilities                              $        11,691      $         8,630
     Long term debt                                             8,056                7,136
     Other liabilities                                          2,008                2,044
                                                     -----------------    -----------------
        Total liabilities                                      21,755               17,810
     Shareholders' equity                                      96,544               78,886
                                                     -----------------    -----------------
        Total liabilities and shareholders' equity    $       118,299      $        96,696
                                                     =================    =================
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